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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                             --------------------

                                   FORM 8-K

                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): April 18, 2001



                              NVIDIA CORPORATION
              (Exact name of registrant as specified in charter)

                                   Delaware
                (State or other jurisdiction of incorporation)


             0-23985                                     94-3177549
      (Commission File No.)                 (I.R.S. Employer Identification No.)


                              3535 Monroe Street
                             Santa Clara, CA 95051
             (Address of principal executive offices and zip code)

                                (408) 615-2500
             (Registrant's telephone number, including area code)
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Item 2.  Acquisition or Disposition of Assets.

     This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, those related to the ability of NVIDIA Corporation, a Delaware corporation ("NVIDIA"), and its wholly-owned subsidiary, NVIDIA US Investment Company, a Delaware corporation ("Acquisition Sub") to achieve the anticipated benefits of the purchase of certain assets of 3dfx Interactive, Inc., a California corporation ("3dfx"), pursuant to the Asset Purchase Agreement, dated as of December 15, 2000, by and among such parties (the "Asset Purchase Agreement"). Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for a fuller discussion of these and other risks and uncertainties.

     On April 18, 2001, Acquisition Sub completed the purchase of certain graphic assets of 3dfx. At the closing, Acquisition Sub made payments totaling $55 million in cash and acquired specified assets relating to the graphics chip business of 3dfx, including patents and patent applications. On the date of execution of the Asset Purchase Agreement, Acquisition Sub loaned 3dfx $15 million pursuant to a Credit Agreement, dated as of December 15, 2000, by and between Acquisition Sub and 3dfx. In addition, following the closing, NVIDIA and 3dfx filed a stipulation to dismiss with prejudice the patent litigation between the parties. The litigation was dismissed on April 26, 2001, pursuant to a judicial order.

     Under the terms of the Asset Purchase Agreement, the cash consideration due at the closing was $70 million, less $15 million that was loaned to 3dfx pursuant to a Credit Agreement, (the "Cash Consideration"). Pursuant to the Asset Purchase Agreement, following this closing, Acquisition Sub is to pay 3dfx one million shares of NVIDIA common stock (the "Stock Consideration"), subject to 3dfx satisfying certain conditions. The Asset Purchase Agreement provides that the Stock Consideration becomes deliverable by Acquisition Sub to 3dfx upon the completion of the winding up of the business of 3dfx pursuant to 3dfx's plan of dissolution, and delivery to Acquisition Sub of a certificate certifying the following: (i) that the shareholders of 3dfx have duly adopted resolutions approving the wind-up and dissolution of 3dfx; (ii) that all liabilities of 3dfx and its subsidiaries have been paid in full or otherwise provided for; and (iii) that 3dfx has validly dissolved. The Asset Purchase Agreement also provides that 3dfx may request up to $25 million (the "Post-Closing Advance") prior to the payment of the Stock Consideration. If the Post-Closing Advance is paid, the Stock Consideration is reduced by the number of shares equal to the quotient determined by dividing the amount of the Post-Closing Advance by $50.00. The Post-Closing Advance can be requested by 3dfx if 3dfx (i) is not in breach of the Asset Purchase Agreement; and (ii) has expended all or substantially all of the Cash Consideration in payment of liabilities of 3dfx and its subsidiaries, and reasonably and in good faith determines (y) that the then-remaining Cash Consideration is or will be insufficient to enable 3dfx and its subsidiaries to pay in full all then-remaining liabilities of 3dfx and its subsidiaries; and (z) that all then-remaining liabilities of 3dfx and its subsidiaries could and would be paid in full if 3dfx had access to the Post-Closing Advance. The maximum amount of the Post-closing Advance is $25 million. Unless Acquisition Sub determines in good faith that the Post-Closing Advance requested would not permit 3dfx to pay in full all then-remaining liabilities of 3dfx and its subsidiaries, the Asset Purchase Agreement requires that the Post-Closing Advance be delivered to 3dfx within 10 business days after Acquisition Sub receives 3dfx's written request.

     A copy of the press release issued by NVIDIA relating to the closing of the acquisition is attached as an exhibit to this Current Report on Form 8-K.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits


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     (a)  The acquired business financial statements will be filed within 60 days after the last date that this Report must be filed with the Securities and Exchange Commission.

     (b) The pro forma financial information will be filed within 60 days after the last date that this Report must be filed with the Securities and Exchange Commission.

     (c)  Exhibits.


     Exhibit Number        Description
     --------------        -----------

          2.1 Asset Purchase Agreement, dated as of December 15, 2000, by and among NVIDIA Corporation, NVIDIA US Investment Company (previously known as Titan Acquistion Corp. No.2) and 3dfx Interactive, Inc.(1)

         99.1              Press Release, dated as of April 19, 2001 by NVIDIA
                           Corporation


























-----------------------
(1) Previously filed as an exhibit to our Form 10-K for the fiscal year ended January 28, 2001 and incorporated herein by reference.

                                       3
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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  May 3, 2001

                                               NVIDIA CORPORATION




                                               By:  /s/ Christine B. Hoberg
                                               ----------------------------
                                               Christine B. Hoberg
                                               Chief Financial Officer

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                          EXHIBIT INDEX

          Exhibit Number        Description
          --------------        -----------

              99.1              Press Release, dated as of April 19, 2001 by
                                NVIDIA Corporation

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